Exhibit 99.1

NEWS RELEASE

6950 South Potomac St.

Suite 300

Centennial, CO  80112

Investor Contact:

Deborah K. Pawlowski

Kei Advisors LLC

716.843.3908

dpawlowski@keiadvisors.com

Uranium Resources Provides Update on
South Texas Exploration Program

Cameco and URI Ending Current Joint Venture

CENTENNIAL, CO, December 5, 2013 — Uranium Resources, Inc. (NASDAQ: URRE) (“URI” or the “Company”) today announced that Cameco (NYSE: CCJ) has elected to discontinue the joint venture exploration agreement in Kenedy County, Texas.  This exploration agreement was first announced in May 2011 and was most recently expanded and extended in December 2012.

Christopher M. Jones, President and Chief Executive Officer of URI, commented, “This was a greenfield exploration site that to date has not generated significant finds.  Given the current economics of exploration, we certainly understand Cameco’s decision to focus its resources on more developed projects.  We remain committed to developing uranium in South Texas as we aim to leverage our two processing plants in the region.”

With the termination of the agreement, Cameco retains no interest in URI’s business activities.

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium.  URI has over 206,600 acres of uranium mineral holdings in New Mexico, processing facilities and properties in Texas, and an NRC license to produce up to three million pounds of uranium per year.  The Company acquired these properties over the past 20 years, along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the development of uranium properties in Kenedy County and elsewhere in Texas and leveraging the Company’s two processing plants in the region are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company’s ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

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